Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-52135, 333-52143, 333-120530, 333-137763, 333-137769) on Forms S-8 and (File Nos. 333-120529 and 333-159370) on Forms S-3 of National Research Corporation of our report dated March 31, 2010, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, which report appears in the December 31, 2009 annual report on Form 10-K of National Research Corporation.

/s/ KPMG LLP

Lincoln, Nebraska
March 31, 2010